UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2007

VistaPrint Limited

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court 22 Victoria Street Hamilton, Bermuda	HM 12
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 15, 2007, the shareholders of VistaPrint Limited (the “Company”) approved the Amended and Restated 2005 Equity Incentive Plan (the “Plan”) at the Company’s special meeting of shareholders. The Plan was approved by the Company’s Board of Directors in April 2007, subject to shareholder approval. The Company’s executive officers are eligible to participate in the Plan under the same terms and conditions as other Plan participants.

The Plan amends and restates the 2005 Equity Incentive Plan to, among other things:

•

increase the number of common shares available for issuance under the Plan by 3,900,000 shares, from an aggregate of 3,483,736 shares to an aggregate of 7,383,736 shares, and eliminate the formula for automatic increases in the shares available for issuance under the Plan;

•

reduce the number of common shares available for issuance under the Plan by (i) 1.56 common shares for each share subject to any restricted share award, restricted share unit or other share-based award with a per share or per unit purchase price lower than 100% of the fair market value of the common shares on the date of grant and (ii) one common share for each share subject to any other award under the Plan;

•	require that the exercise price of any share option or share appreciation right granted under the Plan be at least 100% of the fair market value of the common shares on the date of grant;

•	limit the term of any share option or share appreciation right to a maximum period of ten years;

•

provide that shares underlying outstanding awards under the Amended and Restated 2000-2002 Share Incentive Plan that are cancelled, forfeited, expired or otherwise terminated without having been exercised in full will no longer become available for the grant of new awards under the Plan; and

•	prohibit the repricing of any share options or share appreciation rights without shareholder approval.

The Plan is included in this filing as Exhibit 10.1 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Plan.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Amended and Restated 2005 Equity Incentive Plan

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2007	VISTAPRINT LIMITED

	By:	/s/ Harpreet Grewal
Harpreet Grewal
Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
EX-10.1	Amended and Restated 2005 Equity Incentive Plan

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